--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                   under the Securities Exchange Act of 1934*
                                (Amendment No. 6)

                            COMPANHIA DE BEBIDAS DAS
                                 AMERICAS-AMBEV
                                (Name of Issuer)

                         AMERICAN BEVERAGE COMPANY-AMBEV
                   (Translation of Issuer's Name into English)

                        COMMON SHARES, WITHOUT PAR VALUE

     AMERICAN DEPOSITARY SHARES, EACH OF WHICH REPRESENTS 100 COMMON SHARES,
          WITHOUT PAR VALUE, EVIDENCED BY AMERICAN DEPOSITARY RECEIPTS
                         (Title of Class or securities)

                                    20441W104
                                 (CUSIP Number)

                              CARLOS ALVES de BRITO
                     COMPANHIA DE BEBIDAS DAS AMERICAS-AMBEV
                       RUA DR. RENATO PAES DE BARROS 1017
                            04530-001 - SAO PAULO, SP
                                     BRAZIL
                                (55-11) 2122-1505

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communication)

                                    COPY TO:
                               DAVID MERCADO, ESQ.
                             CRAVATH, SWAINE & Moore
                                825 Eighth Avenue
                            New York, New York 10019
                                 (212) 474-1000

                                  MARCH 3, 2004
                  (Date of Event to Which This Filing Relates)
--------------------------------------------------------------------------------

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because ofss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [_]

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

                         (Continued on following pages)

CUSIP No. 20441W104
------- ------------------------------------------------------------------------
        Names of Reporting Persons
        FUNDACAO ANTONIO E HELENA ZERRENNER INSTITUICAO NACIONAL DE BENEFICENCIA
  1     IRS Identification Nos. of Above Persons (entities only)
        NOT APPLICABLE (FOREIGN ENTITY)
------- ------------------------------------------------------------------------
        Check the Appropriate Box if a Member of a Group (See Instructions)
  2     (a)  [x]
        (b)  [_]
------- ------------------------------------------------------------------------
  3     SEC Use Only
------- ------------------------------------------------------------------------
  4     Source of Funds (See Instructions)
        OO; WC
------- ------------------------------------------------------------------------
  5     Check if Disclosure of Legal Proceedings is Required
        Pursuant Items 2(d) or 2(e)     [_]
------- ------------------------------------------------------------------------
  6     Citizenship or Place of Organization
        FEDERATIVE REPUBLIC OF BRAZIL
--------------------------------------------------------------------------------
                                    |  7      Sole Voting Power
                                    |         0
           Number of                |------- -----------------------------------
             Shares                 |  8      Shared Voting Power
          Beneficially              |         11,159,903,166 COMMON SHARES
         OWNED BY EACH              |         (SEE ITEMS 3 AND 6)(1,2)
           Reporting                | ------ -----------------------------------
          Person with               |  9      Sole Dispositive Power
                                    |         0
                                    | ------ -----------------------------------
                                    | 10      Shared Dispositive Power
                                    |         11,159,903,166 COMMON SHARES
                                    |         (SEE ITEMS 3 AND 6)(1,2)
--------------------------------------------------------------------------------
 11 Aggregate Amount Beneficially Owned by Each Reporting Person 11,159,903,166 COMMON SHARES (SEE ITEMS 3 AND 6)(1,2)
------- ------------------------------------------------------------------------
        Check if the Aggregate Amount in Row (11) Excludes
12      Certain Shares (See Instructions)     [_]
------- ------------------------------------------------------------------------
        Percent of Class Represented by Amount in Row (11)
13      71.39%(1,2)
------- ------------------------------------------------------------------------
        Type of Reporting Person (See Instructions)
14      HC
--------------------------------------------------------------------------------

1/ Does not include the 888,214,820 AmBev Common Shares owned by S-BRACO, which are not subject to the AmBev Shareholders' Agreement. S-BRACO controls Braco and, indirectly through Braco, ECAP.

2/ Fundacao, Braco and ECAP are parties to the AmBev Shareholders' Agreement with respect to the 11,159,903,166 AmBev Common Shares (3,794,204,726; 3,326,130,215; and 4,039,568,225 of which are owned directly by Fundacao, Braco and ECAP, respectively). See Items 2, 3 and 6.

CUSIP No. 20441W104
-------- -----------------------------------------------------------------------
1        Names of Reporting Persons
         BRACO S.A.

         IRS Identification Nos. of Above Persons (entities only)
         Not Applicable (foreign entity)
-------- -----------------------------------------------------------------------
         Check the Appropriate Box if a Member of a Group (See Instructions)
2        (a)  [x]
         (b)  [_]
-------- -----------------------------------------------------------------------
3        SEC Use Only
-------- -----------------------------------------------------------------------
4        Source of Funds (See Instructions)
         OO; WC
-------- -----------------------------------------------------------------------
5        Check if Disclosure of Legal Proceedings is Required
         Pursuant Items 2(d) or 2(e)     [_]
-------- -----------------------------------------------------------------------
6        Citizenship or Place of Organization
         FEDERATIVE REPUBLIC OF BRAZIL
--------------------------------------------------------------------------------
                                    |  7      Sole Voting Power
                                    |         0
           Number of                |------- -----------------------------------
             Shares                 |  8      Shared Voting Power
          Beneficially              |         11,159,903,166 COMMON SHARES
         OWNED BY EACH              |         (SEE ITEMS 3 AND 6)(1,2)
           Reporting                | ------ -----------------------------------
          Person with               |  9      Sole Dispositive Power
                                    |         0
                                    | ------ -----------------------------------
                                    | 10      Shared Dispositive Power
                                    |         11,159,903,166 COMMON SHARES
                                    |         (SEE ITEMS 3 AND 6)(1,2)
-------- -----------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person 11,159,903,166 COMMON SHARES (SEE ITEMS 3 AND 6)(1,2)
-------- -----------------------------------------------------------------------
12       Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)     [_]
-------- -----------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)
         71.39%(1,2)
-------- -----------------------------------------------------------------------
14       Type of Reporting Person (See Instructions)
         HC
--------------------------------------------------------------------------------

1/ Does not include the 888,214,820 AmBev Common Shares owned by S-BRACO, which are not subject to the AmBev Shareholders' Agreement. S-BRACO controls Braco and, indirectly through Braco, ECAP.

2/ Fundacao, Braco and ECAP are parties to the AmBev Shareholders' Agreement with respect to the 11,159,903,166 AmBev Common Shares (3,794,204,726; 3,326,130,215; and 4,039,568,225 of which are owned directly by Fundacao, Braco and ECAP, respectively). See Items 2, 3 and 6.

CUSIP No. 20441W104
--------------------------------------------------------------------------------
1        Names of Reporting Persons
         EMPRESA DE ADMINISTRACAO E PARTICIPACOES S.A. - ECAP

         IRS Identification Nos. of Above Persons (entities only)
         NOT APPLICABLE (FOREIGN ENTITY)
-------- -----------------------------------------------------------------------
         Check the Appropriate Box if a Member of a Group (See Instructions)
2        (a)  [x]
         (b)  [_]
-------- -----------------------------------------------------------------------
3        SEC Use Only
-------- -----------------------------------------------------------------------
4        Source of Funds (See Instructions)
         OO
-------- -----------------------------------------------------------------------
5        Check if Disclosure of Legal Proceedings is Required
         Pursuant Items 2(d) or 2(e)     [_]
-------- -----------------------------------------------------------------------
6        Citizenship or Place of Organization
         Federative Republic of Brazil
-------- -----------------------------------------------------------------------
                                    |  7      Sole Voting Power
                                    |         0
           Number of                |------- -----------------------------------
             Shares                 |  8      Shared Voting Power
          Beneficially              |         11,159,903,166 COMMON SHARES
         OWNED BY EACH              |         (SEE ITEMS 3 AND 6)(1,2)
           Reporting                |------- -----------------------------------
          Person with               |  9      Sole Dispositive Power
                                    |         0
                                    |------- -----------------------------------
                                    | 10      Shared Dispositive Power
                                    |         11,159,903,166 COMMON SHARES
                                    |         (SEE ITEMS 3 AND 6)(1,2)
-------- -----------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person 11,159,903,166 COMMON SHARES (SEE ITEMS 3 AND 6)(1,2)
-------- -----------------------------------------------------------------------
         Check if the Aggregate Amount in Row (11) Excludes
12       Certain Shares (See Instructions)     [_]>
-------- -----------------------------------------------------------------------
         Percent of Class Represented by Amount in Row (11)
13       71.39%(1,2)
-------- -----------------------------------------------------------------------
         Type of Reporting Person (See Instructions)
14       HC
--------------------------------------------------------------------------------

1/ Does not include the 888,214,820 AmBev Common Shares owned by S-BRACO, which are not subject to the AmBev Shareholders' Agreement. S-BRACO controls Braco and, indirectly through Braco, ECAP.

2/ Fundacao, Braco and ECAP are parties to the AmBev Shareholders' Agreement with respect to the 11,159,903,166 AmBev Common Shares (3,794,204,726; 3,326,130,215; and 4,039,568,225 of which are owned directly by Fundacao, Braco and ECAP, respectively). See Items 2, 3 and 6.

CUSIP No. 20441W104
--------------------------------------------------------------------------------
1        Names of Reporting Persons
         S-BRACO PARTICIPACOES S.A.

         IRS Identification Nos. of Above Persons (entities only)
         NOT APPLICABLE (FOREIGN ENTITY)
-------- -----------------------------------------------------------------------
         Check the Appropriate Box if a Member of a Group (See Instructions)
2        (a)  [x]>
         (b)  [_]>
-------- -----------------------------------------------------------------------
3        SEC Use Only
-------- -----------------------------------------------------------------------
4        Source of Funds (See Instructions)
         OO
-------- -----------------------------------------------------------------------
5        Check if Disclosure of Legal Proceedings is Required
         Pursuant Items 2(d) or 2(e)     [_]
-------- -----------------------------------------------------------------------
6        Citizenship or Place of Organization
         FEDERATIVE REPUBLIC OF BRAZIL
--------------------------------------------------------------------------------
                                    |  7      Sole Voting Power
                                    |         0
           Number of                |------- -----------------------------------
             Shares                 |  8      Shared Voting Power
          Beneficially              |         12,048,117,986 COMMON SHARES
         OWNED BY EACH              |         (SEE ITEMS 3 AND 6)(1,2)
           Reporting                | ------ -----------------------------------
          Person with               |  9      Sole Dispositive Power
                                    |         0
                                    | ------ -----------------------------------
                                    | 10      Shared Dispositive Power
                                    |         12,048,117,986 COMMON SHARES
                                    |         (SEE ITEMS 3 AND 6)(1,2)
--------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person 12,048,117,986 COMMON SHARES (SEE ITEMS 3 AND 6)(1,2)
-------- -----------------------------------------------------------------------
         Check if the Aggregate Amount in Row (11) Excludes
12       Certain Shares (See Instructions)     [_]
-------- -----------------------------------------------------------------------
         Percent of Class Represented by Amount in Row (11)
13       77.08%(1,2)
-------- -----------------------------------------------------------------------
         Type of Reporting Person (See Instructions)
14       HC
--------------------------------------------------------------------------------

1/ S-BRACO is indirectly wholly-owned by Messrs. Lemann, Sicupira and Telles. See Item 6.

2/ Includes the 11,159,903,166 AmBev Common Shares owned in the aggregate by Fundacao, Braco and, ECAP. S-BRACO controls Braco and ECAP. Fundacao, Braco and ECAP are parties to the AmBev Shareholders' Agreement with respect to the 11,159,903,166 AmBev Common Shares (3,794,204,726; 3,326,130,215; and
4,039,568,225 of which are owned directly by Fundacao, Braco and ECAP, respectively). S-BRACO owns directly 888,214,820 AmBev Common Shares, which are not subject to the AmBev Shareholders' Agreement. See Items 2, 3 and 6.

CUSIP No. 20441W104
--------------------------------------------------------------------------------
1        Names of Reporting Persons
         JORGE PAULO LEMANN

         IRS Identification Nos. of Above Persons (entities only)
         NOT APPLICABLE
-------- -----------------------------------------------------------------------
         Check the Appropriate Box if a Member of a Group (See Instructions)
2        (a)  [x]
         (b)  [_]
-------- -----------------------------------------------------------------------
3        SEC Use Only
-------- -----------------------------------------------------------------------
4        Source of Funds (See Instructions)
         OO; BK
-------- -----------------------------------------------------------------------
5        Check if Disclosure of Legal Proceedings is Required
         Pursuant Items 2(d) or 2(e)     [_]
-------- -----------------------------------------------------------------------
6        Citizenship or Place of Organization
         FEDERATIVE REPUBLIC OF BRAZIL
--------------------------------------------------------------------------------
                                    |  7      Sole Voting Power
                                    |         10
           Number of                |------- -----------------------------------
             Shares                 |  8      Shared Voting Power
          Beneficially              |         12,048,117,986 COMMON SHARES
         OWNED BY EACH              |         (SEE ITEMS 3 AND 6)(1,2)
           Reporting                | ------ -----------------------------------
          Person with               |  9      Sole Dispositive Power
                                    |         10
                                    | ------ -----------------------------------
                                    | 10      Shared Dispositive Power
                                    |         12,048,117,986 COMMON SHARES
                                    |         (SEE ITEMS 3 AND 6)(1,2)
-------- -----------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person 12,048,117,996 COMMON SHARES (SEE ITEMS 3 AND 6)(1,2)
-------- -----------------------------------------------------------------------
         Check if the Aggregate Amount in Row (11) Excludes
12       Certain Shares (See Instructions)     [_]
-------- -----------------------------------------------------------------------
         Percent of Class Represented by Amount in Row (11)
13       77.08%(1,2)
-------- -----------------------------------------------------------------------
         Type of Reporting Person (See Instructions)
14       IN
-------- -----------------------------------------------------------------------

1/ Mr. Lemann is a party to the Shareholders' Voting Rights Agreement with Messrs. Sicupira and Telles. Pursuant to that agreement Messrs. Lemann, Sicupira and Telles share control of S-BRACO. See Item 6.

2/ Includes the 888,214,820 AmBev Common Shares owned directly by S-BRACO and the 11,159,903,166 AmBev Common Shares owned in the aggregate by Fundacao, Braco and, ECAP. S-BRACO controls Braco and ECAP. Fundacao, Braco and ECAP are parties to the AmBev Shareholders' Agreement with respect to the 11,159,903,166 AmBev Common Shares (3,794,204,726; 3,326,130,215; and
4,039,568,225 of which are owned directly by Fundacao, Braco and ECAP, respectively). See Items 2, 3 and 6.

CUSIP No. 20441W104
--------------------------------------------------------------------------------
1        Names of Reporting Persons
         CARLOS ALBERTO DA VEIGA SICUPIRA

         IRS Identification Nos. of Above Persons (entities only)
         NOT APPLICABLE
-------- -----------------------------------------------------------------------
         Check the Appropriate Box if a Member of a Group (See Instructions)
2        (a)  [x]
         (b)  [_]
-------- -----------------------------------------------------------------------
3        SEC Use Only
-------- -----------------------------------------------------------------------
4        Source of Funds (See Instructions)
         OO; BK
-------- -----------------------------------------------------------------------
5        Check if Disclosure of Legal Proceedings is Required
         Pursuant Items 2(d) or 2(e)     [_]
-------- -----------------------------------------------------------------------
6        Citizenship or Place of Organization
         FEDERATIVE REPUBLIC OF BRAZIL
--------------------------------------------------------------------------------
                                    |  7      Sole Voting Power
                                    |         5
           Number of                |------- -----------------------------------
             Shares                 |  8      Shared Voting Power
          Beneficially              |         12,048,117,986 COMMON SHARES
         OWNED BY EACH              |         (SEE ITEMS 3 AND 6)(1,2)
           Reporting                | ------ -----------------------------------
          Person with               |  9      Sole Dispositive Power
                                    |         5
                                    | ------ -----------------------------------
                                    | 10      Shared Dispositive Power
                                    |         12,048,117,986 COMMON SHARES
                                    |         (SEE ITEMS 3 AND 6)(1,2)
--------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person 12,048,117,991 COMMON SHARES (SEE ITEMS 3 AND 6)(1,2)
-------- -----------------------------------------------------------------------
         Check if the Aggregate Amount in Row (11) Excludes
12       Certain Shares (See Instructions)     [_]
-------- -----------------------------------------------------------------------
         Percent of Class Represented by Amount in Row (11)
13       77.08%(1,2)
-------- -----------------------------------------------------------------------
         Type of Reporting Person (See Instructions)
14       IN
--------------------------------------------------------------------------------

1/ Mr. Sicupira is a party to the Shareholders' Voting Rights Agreement with Messrs. Lemann and Telles. Pursuant to that agreement, Messrs. Lemann, Sicupira and Telles share control of S-BRACO. See Item 6.

2/ Includes the 888,214,820 AmBev Common Shares owned directly by S-BRACO and the 11,159,903,166 AmBev Common Shares owned in the aggregate by Fundacao, Braco and, ECAP. S-BRACO controls Braco and ECAP. Fundacao, Braco and ECAP are parties to the AmBev Shareholders' Agreement with respect to the 11,159,903,166 AmBev Common Shares (3,794,204,726; 3,326,130,215; and
4,039,568,225 of which are owned directly by Fundacao, Braco and ECAP, respectively). See Items 2, 3 and 6.

CUSIP No. 20441W104
--------------------------------------------------------------------------------
   1     Names of Reporting Persons
         MARCEL HERRMANN TELLES

         IRS Identification Nos. of Above Persons (entities only)
         NOT APPLICABLE
-------- -----------------------------------------------------------------------
   2     Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)  [x]
         (b)  [_]
-------- -----------------------------------------------------------------------
   3     SEC Use Only
-------- -----------------------------------------------------------------------
         Source of Funds (See Instructions)
   4     OO
-------- -----------------------------------------------------------------------
         Check if Disclosure of Legal Proceedings is Required
   5     Pursuant Items 2(d) or 2(e)    [_]
-------- -----------------------------------------------------------------------
         Citizenship or Place of Organization
   6     FEDERATIVE REPUBLIC OF BRAZIL
--------------------------------------------------------------------------------
                                    |  7      Sole Voting Power
                                    |         5
           Number of                |------- -----------------------------------
             Shares                 |  8      Shared Voting Power
          Beneficially              |         12,048,117,986 COMMON SHARES
         OWNED BY EACH              |         (SEE ITEMS 3 AND 6)(1,2)
           Reporting                | ------ -----------------------------------
          Person with               |  9      Sole Dispositive Power
                                    |         5
                                    | ------ -----------------------------------
                                    | 10      Shared Dispositive Power
                                    |         12,048,117,986 COMMON SHARES
                                    |         (SEE ITEMS 3 AND 6)(1,2)
-------- -----------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person 12,048,117,991 COMMON SHARES (SEE ITEMS 3 AND 6)(1,2)
-------- -----------------------------------------------------------------------
         Check if the Aggregate Amount in Row (11) Excludes
12       Certain Shares (See Instructions)     [_]
-------- -----------------------------------------------------------------------
         Percent of Class Represented by Amount in Row (11)
13       77.08%(1,2)
-------- -----------------------------------------------------------------------
         Type of Reporting Person (See Instructions)
14       IN
--------------------------------------------------------------------------------

1/ Mr. Telles is a party to the Shareholders'Voting Rights Agreement with Messrs. Lemann and Sicupira. Pursuant to that agreement, Messrs. Lemann, Sicupira and Telles share control of S-BRACO. See Item 6.

2/ Includes the 888,214,820 AmBev Common Shares owned directly by S-BRACO and the 11,159,903,166 AmBev Common Shares owned in the aggregate by Fundacao, Braco and, ECAP. S-BRACO controls Braco and ECAP. Fundacao, Braco and ECAP are parties to the AmBev Shareholders' Agreement with respect to the 11,159,903,166 AmBev Common Shares (3,794,204,726; 3,326,130,215; and
4,039,568,225 of which are owned directly by Fundacao, Braco and ECAP, respectively). See Items 2, 3 and 6.

Item 1.  Security and Issuer.

          This Schedule 13D relates to common shares, without par value (the "AmBev Common Shares"), of Companhia de Bebidas das Americas-AmBev, a corporation incorporated under the laws of the Federative Republic of Brazil ("AmBev"). AmBev Common Shares are listed on the New York Stock Exchange in the form of American Depositary Shares, each of which represents 100 AmBev Common Shares, evidenced by American Depositary Receipts. The address of AmBev's principal executive offices is Rua Dr. Renato Paes de Barros 1017, 04530-001, Sao Paulo, SP, Brazil.


Item 7.  Material to Be Filed as Exhibits.

Exhibit No.   Description
-----------   ----------------------------------------------------------------

G.            AmBev press Release dated March 3, 2004.

                                   Signature
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 3, 2004

                                  FUNDACAO ANTONIO E HELENA
                                  ZERRENNER INSTITUICAO NACIONAL DE
                                  BENEFICENCIA

                                  by  /s/  Victorio Carlos de Marchi
                                     -------------------------------
                                  Name:  Victorio Carlos de Marchi
                                  Title: Member of Advisory Board of Trustees

                                  by  /s/  Jose Heitor Attilio Gracioso
                                     ----------------------------------
                                  Name:  Jose Heitor Attilio Gracioso
                                  Title: President

                                   Signature
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 3, 2004

                                  BRACO S.A.

                                  by  /s/  Roberto Moses Thompson Motta
                                     ----------------------------------
                                  Name:  Roberto Moses Thompson Motta
                                  Title: Officer

                                  by  /s/  Jorge Paulo Lemann
                                     ------------------------
                                  Name:  Jorge Paulo Lemann
                                  Title: Officer

                                   Signature
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 3, 2004

                                  EMPRESA DE ADMINISTRACAO E
                                  PARTICIPACOES S.A. - ECAP

                                  by  /s/  Roberto Moses Thompson Motta
                                     ----------------------------------
                                  Name:  Roberto Moses Thompson Motta
                                  Title: Officer

                                  by  /s/  Jorge Paulo Lemann
                                     ------------------------
                                  Name:  Jorge Paulo Lemann
                                  Title: Officer

                                   Signature
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 3, 2004

                                  S-BRACO PARTICIPACOES S.A.

                                  by  /s/ Roberto Moses Thompson Motta
                                     ---------------------------------
                                  Name:  Roberto Moses Thompson Motta
                                  Title: Officer

                                  by  /s/ Jorge Paulo Lemann
                                      ----------------------
                                  Name:  Jorge Paulo Lemann
                                  Title: Officer

                                   Signature
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 3, 2004

                                  JORGE PAULO LEMANN

                                  /s/  Jorge Paulo Lemann
                                  -----------------------
                                  Name:  Jorge Paulo Lemann
                                  Title:

                                   Signature
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 3, 2004

                                  CARLOS ALBERTO DA VEIGA SICUPIRA

                                  /s/  Carlos Alberto da Veiga Sicupira
                                  -------------------------------------
                                  Name:  Carlos Alberto da Veiga Sicupira
                                  Title:

                                   Signature
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 3, 2004

                                  MARCEL HERRMANN TELLES

                                  /s/  Marcel Herrmann Telles
                                  ---------------------------
                                  Name:  Marcel Herrmann Telles
                                  Title:

      EXHIBIT INDEX


Exhibit No.     Description                                           Page
-----------     -----------                                           ----
   G.           AmBev Press Release dated March 3, 2004.